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                                                                     EXHIBIT 5.1

          [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER AND FLOM LLP]

                               September 9, 1998



Family Restaurants, Inc.
18831 Von Karman Avenue
Irvine, California  92612

               Re:  Family Restaurants, Inc. -
                    Registration Statement on Form S-4
                    ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Family Restaurants, Inc., a Delaware corporation ("FRI"), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-58281) filed by FRI with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") on July 1, 1998, and as amended on
August 18, 1998 and September      , 1998 (the "Registration Statement").  The
Registration Statement relates to the issuance of shares of Common Stock, par value $.01 per share, of FRI ("FRI Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of June 9, 1998, among FRI, FRI-Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of FRI ("Merger Sub"), and Koo Koo Roo, Inc., a Delaware corporation ("KKR") (the "Merger Agreement").

          Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the merger contemplated thereby, (i) Merger Sub will be merged with and into KKR (the "Merger") with KKR continuing as the surviving corporation and an indirect wholly owned subsidiary of FRI and (ii) each outstanding share of Common Stock, par value $.01 per share, of KKR ("KKR Common Stock") will be converted into the right to receive one share of FRI Common Stock. The shares of FRI Common Stock to be issued in the Merger are hereinafter collectively referred to as the "Shares."
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Family Restaurants, Inc.
September 9, 1998
Page 2

          This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Merger Agreement; (c) a specimen certificate representing the Shares; (d) the Fifth Restated Certificate of Incorporation and the Amended and Restated Bylaws of FRI, each as currently in effect; and (e) certain resolutions of the Board of Directors of FRI relating to the approval of the Merger, the issuance of the Shares in connection therewith and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of FRI and such agreements, certificates of public officials, certificates of officers or other representatives of FRI and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than FRI, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon the statements and representations of officers and other representatives of FRI and others.

          Members of this firm are admitted to the bar of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

          Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares in the Merger has been duly authorized and, when (i) the
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Family Restaurants, Inc.
September 9, 1998
Page 3

Fifth Restated Certificate of Incorporation and the Amended and Restated Bylaws become effective; (ii) the Merger becomes effective; and (iii) certificates representing the Shares in the form of the specimen certificates examined by us have been duly executed and delivered in exchange for issued and outstanding shares of KKR Common Stock as provided in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

          This opinion is solely for your benefit in connection with the transactions contemplated by the Merger Agreement and, except as set forth in the following sentence, may not be used, circulated, quoted or otherwise referred to by any other person or entity or for any other purpose without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the references to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.



                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP